Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made as of the _____ day of _________________, 20__ (the “Effective Date”) by and between __________________1, a Texas corporation (the “Company”), and _________________ (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties.”
RECITALS
     WHEREAS, the Company desires to employ the Executive on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to be employed by the Company on such terms and conditions and for such consideration;
     WHEREAS, this Agreement is intended to benefit Dawson Geophysical Company and its subsidiaries;
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration and in further consideration of the mutual covenants and agreements contained herein, the Parties hereby covenant and agree as follows:
1.	Definitions
For purposes of this Agreement, the following definitions shall apply:
(a)	“Affiliate” shall mean, as to the Company, each of Dawson Geophysical Company and its subsidiaries.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Cause” shall mean any of the following conduct by the Executive: (A) fraud, embezzlement, misappropriation of funds, willful or intentional misconduct or gross negligence in connection with the business of the Company or its affiliates; (B) commission or conviction of any felony or of any misdemeanor involving theft or moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or any misdemeanor involving theft or moral turpitude; (C) acts of dishonesty or disloyalty that adversely affect or could reasonably be expected to adversely affect the Company or its affiliates in any material respect; (D) engagement in any activity that the Executive knows or should know could materially harm the business or reputation of the Company or its affiliates, including alcohol or substance abuse that has impaired or could reasonably be expected to impair the ability of the Executive to perform the Executive’s duties; (E) a material failure to adhere to requirements applicable to the Company’s operations, published corporate codes, policies or procedures of the Company; (F) the Executive’s failure to meet applicable performance standards as determined by the Board from time to time; (G) the Executive’s excess absenteeism, willful or persistent neglect of, or abandonment of his duties (other than due to illness or any other physical condition that could reasonably be expected to result in Disability); or

[1]	To be Dawson Geophysical Company or its subsidiaries as applicable.

(H) material breach of any contract entered into between the Executive and the Company or an affiliate of the Company, including this Agreement. Notwithstanding the foregoing, no event or condition described under clauses (D), (E), (F), (G) or (H) above that is capable of being cured or corrected shall constitute Cause unless (1) the Company gives the Executive written notice or objection to such event or condition after the occurrence of the event or condition and (2) such event or condition is not corrected by the Executive within 20 days after receipt of such notice.

(d)	“Confidential Information” is defined as information the Executive learns as a consequence of or through employment by the Company (including information conceived, originated, discovered, or developed by the Executive), not generally known in the trade or industry and not freely available to persons not employed by the Company, about the Company’s or its Affiliates’ products, services, processes, and business operating procedures, or those of any organization to whom the Company or its Affiliates is bound by contract, including, but not limited to, trade secrets and information relating to research, development, inventions, equipment, services, distribution, manufacturing, purchasing, marketing, customer lists, financial data, engineering, business opportunities or ventures and information relating to the analysis, computation and estimation of the physical properties of three dimensional porous media. For clarity, Confidential Information shall include all information generated by the Executive that is derived from, contains, reflects or incorporates the information provided as Confidential Information.

(e)	“Disability” means any event where the Executive is or becomes physically or mentally disabled, whether totally or partially, during the Term so that the Executive is unable to perform the essential job functions hereunder, as determined by the Company in its good faith judgment, for: (A) a period of 90 consecutive days; or (B) for shorter periods aggregating 120 days during any 12-month period.

(f)	“Good Reason” means: (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities, or any other action by Employer which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by Employer within 20 days after receipt of notice thereof given by the Executive; (B) any material reduction in the amount or type of compensation and benefits paid to the Executive, as described in Section 4 and 5; (C) the Company requiring the Executive to be based at any office or location other than facilities within 50 miles of ____________[2], (D) the Company materially interfering with the Executive’s ability to fulfill the Executive’s duties, (E) any material breach of any material contract entered into between the Executive and the Company or an affiliate of the Company, including this Agreement or (F) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement.

[2]	To reflect Executive’s base of operations.

(g)	“Non-Competition Period” is defined as:
(A)	in the case of a termination pursuant to Section 7(a)(i) [for Cause], Section 7(a)(iii) [without Good Reason] or Section 7(a)(vi) [Disability], a period of one year after termination of the Executive;

(B)	in the case of a termination pursuant to Section 7(A)(ii) [without Cause] or Section 7(A)(iv) [with Good Reason], the period beginning on the termination of the Executive and continuing for the longer of (x) one year or (y) the remainder of the Term; provided, however, that in the event the Executive becomes employed during such period in a position that would be prohibited by Section 9(b), the obligations set forth in Section 9(b) and Section 9(c) (and only such obligations) shall terminate and the compensation to be received by the Executive under Section 7(b)(ii) shall terminate from the date of such employment; and

(C)	in the case of expiration of this Agreement, (i) if the Company elects not to renew, a period of six months after termination of the Executive for the obligations in Section 9(d), but the Executive shall have no obligations under Section 9(b) or Section 9(c) or (ii) if the Executive elects not to renew, a period of six months after termination of the Executive; provided, however, that during such six month term, the Company shall continue to pay Executive the Executive’s then-current Base salary on each applicable payroll date.
(h)	“Work Product” is defined as all inventions, ideas, and discoveries (whether patentable or not), designs, products, processes, procedures, methods, developments, formulae, techniques, analyses, drawings, notes, documents, information, materials, improvements and all other developments, whether tangible or intangible, including, but not limited to, computer programs and related documentation, and all intellectual property rights therein, made, conceived, developed, or prepared, in whole or in part, by the Executive during the Term, alone or with others, whether or not during work hours or on the Company’s premises, which are (a) within the scope of business operations of the Company or its Affiliates, or a reasonable or contemplated expansion thereof, of which reasonable or contemplated expansion the Executive is or should have been aware, (b) related to any work or project of the Company or any of its Affiliates, present, past or contemplated, of which contemplation the Executive is or should have been aware (c) created with the aid of the Company’s or its Affiliates’ materials, equipment or personnel, or (d) based upon information to which the Executive has access solely as a result of or in connection with his employment with the Company.
2.	Employment
(a)	Employment by the Company. The Company hereby employs the Executive in the capacity of _____________________, and the Executive hereby accepts such employment, upon the terms and conditions of this Agreement.

(b)	Duties. The Executive shall devote the Executive’s best efforts to the performance of the Executive’s duties. The Executive shall comply with all policies and procedures of the Company which are provided to the Executive. The Executive understands and acknowledges that employment with the Company requires the Executive’s full attention and effort. The Executive agrees that, during the Term (as defined below), the Executive shall devote all of the Executive’s working time, attention, knowledge and skill to the business and interests of the Company. The Executive will not, without the express written consent of the Board, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, his employment by the Company. Further, the Executive shall refer to the Company any business opportunity similar to the business of the Company or its affiliates or any opportunity to perform services which comes to the Executive’s attention, and shall accept the decision of the Company in its sole discretion to accept or reject any such opportunity. The foregoing shall not preclude the Executive from managing private investments, participating in industry and/or trade groups, engaging in volunteer civic, charitable or religious activities, serving on boards of directors of charitable not-for-profit entities or, with the consent of the Board, serving on board of directors of other entities, in each case as long as such activities, individually or in the aggregate, do not materially interfere or conflict with Employee’s responsibilities to the Company.

(c)	[Service on the Board. For so long as Executive remains an employee of the Company, the Company shall take all necessary action to cause Executive to be nominated as a director of the Company at any meeting of shareholders for the election of directors.][3]

(d)	The Executive’s Ability to Perform. The Executive represents and warrants that with respect to the Executive’s employment or services for the Company, the Executive is not under any obligation, contractual or otherwise, to any other person or entity which would preclude the Executive from entering into this Agreement or performing the terms hereof or permit any other person or entity to obtain substantial damages in connection with the Executive’s employment by the Company. The Executive represents and warrants that the Executive is free to enter into the employ of the Company and perform the terms of this Agreement.
3.	Term
(a)	Initial Term. The term of the Executive’s employment pursuant to this Agreement (the “Initial Term”) shall begin on the Effective Date and shall terminate at the close of business on the third anniversary of the Effective Date, subject to earlier termination in accordance with Section 7 and the other terms, provisions and conditions set forth in this Agreement.

(b)	Renewal Terms. At the end of the Initial Term, unless either the Company or the Executive provides sixty (60) days’ notice of the intent not to renew this Agreement, the Executive’s employment and this Agreement shall renew for successive one-year terms (“Renewal Terms”).

[3]	Provision to be applicable to Mr. Jumper and Mr. Whitener only.

(c)	Term. Together, the Initial Term and any Renewal Terms are defined as the “Term.”
4.	Compensation
In consideration of the services to be rendered by the Executive pursuant to this Agreement, including without limitation any services that may be rendered by the Executive as an officer, director, manager or member of any committee of the Company or any of its subsidiaries or affiliates, the Executive shall receive the following compensation and benefits:
(a)	Base Salary. The Company shall pay the Executive an base salary of $___________ if annualized (the “Base Salary”), which shall be earned and payable in accordance with the Company’s usual payroll practices. The Base Salary may be reviewed annually by the Company, and may be adjusted upward in the Board’s sole discretion.

(b)	Bonus. In addition to the Base Salary, the Executive may be awarded, at the discretion of the Board for any fiscal year ending during the Term, a bonus. Participation in any bonus, profit sharing or other plan measured shall be at the sole discretion of the Board. Eligibility for bonuses of any kind ceases on the day that employment terminates, regardless of when such bonuses were earned.
5.	Benefits
(a)	Reimbursed Expenses. Reasonable expenses actually incurred by the Executive in direct conduct of the Company’s business shall be reimbursed to the Executive to the extent they are reimbursable under the established policies of the Company. Any such reimbursement of expenses shall be made by the Company in accordance with its established policies (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred by the Executive).

(b)	Benefits. During the Term, the Executive and where applicable the Executive’s spouse and dependents shall be eligible to participate in the same benefit plans or fringe benefit policies such as health, dental, life insurance, vision, and 401(k), as are offered to members of the Company’s executive management, subject to applicable eligibility requirements and the terms and conditions of all plans and policies

(c)	Vacation, Holidays and Paid Time Off. During the Term, the Executive shall be entitled to paid vacation, holidays, sick leave, or other paid time off in accordance with the most favorable plans, policies, programs and practices of the Company then in effect for its executives.

(d)	Automobile. During the Term, the Company will provide Executive a ___________ or, at Executive’s choice, comparable automobile commensurate with Executive’s position with the Company and pay for fuel, insurance, maintenance, repair and all other reasonable costs of such automobile. Executive may also use the automobile for reasonable personal use.
6.	Key Man Insurance
The Company may, at its sole discretion, own (and pay for) life insurance on Executive’s life in the name of parties as designated by the Company as the beneficiaries. The Executive agrees that he shall, at Company’s request, submit to such medical examinations, supply such information, and execute such documents as may be requested by the insuring company or companies. It is agreed and understood that if Employee dies during the Term, the full amount of the proceeds payable under any such policy will be receivable solely as designated by the Company.
7.	Termination of Employment
(a)	Termination of Employment. The Executive’s employment with the Company may be terminated as follows:

(i) Termination by the Company for Cause. The Company may, on written notice to the Executive, immediately terminate the Executive’s employment for Cause, in which event both this Agreement and the Executive’s employment with the Company shall terminate as of the date provided in such notice of termination, which notice must state the reasons for such termination.

(ii) Termination by the Company Without Cause. The Company may, on written notice to the Executive, terminate the Executive’s employment other than for Cause or for no reason, in which event both this Agreement and the Executive’s employment with the Company shall terminate 30 days after the date of delivery of such notice of termination.

(iii) Termination by the Executive Without Good Reason. The Executive may, on written notice to the Company, terminate the Executive’s employment at any time and for any reason, in which event both this Agreement and the Executive’s employment with the Company shall terminate on a date specified by the Executive in such notice of termination, which date shall be at least 30 days after the date of delivery of such notice of termination to the Company.

(iv) Termination by the Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason after providing the Company with written notice of the Executive’s intent to terminate the Executive’s employment and the reason(s) therefor. The Company will have 30 days in which to cure the reason(s) provided by the Executive. At the end of the 30-day period, if the Company has not cured the Good Reason cause of the Executive’s termination, the Executive’s employment will terminate following a reasonable transition period specified by the Company not to exceed 30 days.

(v) Termination upon Death. The Executive’s date of death shall constitute termination of employment and all rights to further compensation or benefits, including bonuses, shall cease as of that date.

(vi) Termination upon Disability. If the Executive becomes Disabled, the Company may, but shall not be required to, by written notice to the Executive, terminate the Executive’s employment with the Company, in which event this Agreement shall terminate 30 days after the date upon which the Company shall have given notice the Executive of its intention to terminate the Executive’s employment because of Disability.

(b)	Effect of Termination.

(i) Payment Upon Termination for any Reason. In the case of a termination of the Executive’s employment with the Company pursuant to Section 7(a), (A) on the next regular payroll date, or sooner if required by law, the Company shall pay to the Executive (or, in the case of death, the Executive’s estate) (1) all Base Salary that has accrued and not been paid as of the effective date of termination in accordance with the Company’s customary payroll schedules for salaried Executives and (2) any employment benefits that have fully accrued and vested but have not been paid as of the effective date of such termination in accordance with the terms of any applicable employment benefit arrangements and applicable law and (B) all other rights and benefits of the Executive hereunder shall terminate upon such termination, except for (1) any right of the Executive or his dependants to continue benefits pursuant to applicable law, (2) any rights that the Executive may have under Section 7(b)(ii) or under Section 7(b)(iii).

(ii) Payment Upon Termination by the Company Without Cause or by the Executive for Good Reason. In the case of a termination pursuant to Section 7(a)(ii) or Section 7(a)(iv) (but not any other applicable termination provisions of this Agreement), provided the Executive has executed and delivered (without subsequent revocation) to the Company a release, in a form satisfactory to the Company, of all claims against the Company arising from or associated with the Executive’s employment by such date, the Executive shall be entitled to severance payments in an amount equal to the greater of (A) the continuation of the Executive’s then-current Base Salary for the remainder of the Term or (B) the continuation of the Executive’s Base Salary for one year. The form of any release shall be specified at such time by the Company. Any payments pursuant to this Section shall commence on the first payroll date following the sixtieth (60th) day following the Executive’s termination of employment, subject to the Executive’s return of the release, and shall continue on each following payroll date through the applicable severance period.

(iii) Return of Company Property. Upon termination of the Executive’s employment with the Company, the Executive (or, in the event of death, the Executive’s estate) shall promptly deliver to the Company all of the Company’s property in the Executive’s possession or under the Executive’s control or related to the Company’s business, including but not limited to any vehicle, keys, records, notes, books, maps, plans, data, memoranda, models, electronically recorded data or software, and any computers, mobile phones and other equipment owned by the Company (including any of the foregoing reflecting or containing any information relating to any assets or projects in which the Company has any direct or indirect interest), and all other Confidential

Information (as defined above), and shall retain no copies or duplicates of any such property or Confidential Information.

(iv) Defense of Claims. The Executive agrees that, upon the request of the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that relate to the Executive’s areas of responsibility during the Executive’s employment with the Company, except if the Executive’s reasonable interests are adverse to the Company or its affiliate(s), as applicable, in such claim or action. The Company agrees to pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Employee’s obligations under this Section, provided Employee provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.

(v) Form of Payments. Except as expressly set forth otherwise, the Company, in its sole discretion, may elect any method or manner of payment with respect to any payments to be made pursuant to this Section 7, and may also require the Executive to continue to perform the Executive’s duties or other appropriate transition duties during the period of time after any notices required pursuant to this Section 7 and prior to the Executive’s specified termination date.

(vi) Automobile Upon Termination. Upon termination of Executive’s employment other than for Cause pursuant to Section 7(a)(i) or without Good Reason pursuant to Section 7(a)(iii), Executive may for consideration of $10.00 purchase the automobile referenced in Section 5(d). If the Executive’s employment terminates without Good Reason pursuant to Section 7(a)(iii), the Executive may purchase the automobile for blue book value or, if leased, by assuming the lease. Furthermore, (A) if the Company owns the automobile, the Company shall transfer the title therefor (free and clear of any liens or other encumbrances) to the Executive (along with insurance coverages, if assignable), or (B) if Company was leasing such automobile, Company shall assign to Executive all of its right, title and interest in and to such lease. Such transfer or assignment shall be completed by the Company not later than seventy-five (75) days after the end of the calendar year in which the termination occurs.
8.	Confidentiality
(a)	Provision of Confidential Information; Acknowledgements. During the Term of this Agreement, in order to assist the Executive with the Executive’s duties, the Company agrees to provide the Executive with Confidential Information. The Executive acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. The Executive acknowledges and agrees that, as between the Executive and the Company, the Confidential Information is now, and will at all times remain, the exclusive property of the Company, and the Executive has no ownership interest in any Confidential Information. The Executive acknowledges and agrees that, as part of the Executive’s duties under this Agreement, the Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or use. The Executive recognizes that disclosure of the Confidential Information to competitors, non-authorized third parties or the general public, or use of the Confidential Information by the Executive for the Executive’s own benefit, would be detrimental and cause irreparable harm to the Company.

(b)	Non-Disclosure of the Confidential Information. The Executive covenants and agrees that during the Term and following the termination (for any reason) of this Agreement, the Executive will keep secret and treat confidentially the Confidential Information, and will not disclose any Confidential Information to any person or entity for any purpose other than as directed by the Company in connection with the business and affairs of the Company nor shall the Executive use any Confidential Information for any purpose other than as directed by the Company in connection with the business and affairs of the Company. Except in the proper performance of his duties, the Executive will not copy, reproduce, decompile, or reverse engineer, any Confidential Information, or remove or transmit by email or other electronic means Confidential Information from the premises of the Company absent specific consent. The Executive agrees that all restrictions contained in this clause are reasonable and valid in the circumstances. This contractual confidentiality obligation shall be in addition to, and in no way a limitation of, all such confidentiality obligations as may exist at law or in equity.
9.	Restrictive Covenants
(a)	Consideration; Voluntary Agreement. The Company shall provide the Executive access to the Confidential Information for use only during the Term, and the Executive acknowledges and agrees that the Company will be entrusting the Executive, in the Executive’s unique and special capacity, with developing the goodwill of the Company, and in consideration thereof and in consideration of the access to Confidential Information, has voluntarily agreed to the covenants set forth in this Section 9. The Executive further agrees and acknowledges that the limitations and restrictions set forth herein, including but not limited to geographical and temporal restrictions on certain competitive activities, are reasonable and not oppressive and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Confidential Information and substantial and legitimate business interests and goodwill.

(b)	Non-Competition. During the Term and during the applicable Non-Competition Period, the Executive agrees that the Executive will not, directly or indirectly, acting alone or in conjunction with others, or as an employee, consultant or independent contractor, or as partner, officer, director, shareholder, manager, member or owner of any interest in or security of, any partnership, corporation, limited liability company or other business entity, venture or enterprise, engage or participate, for compensation or without compensation, in any business which is in competition with the Company or its Affiliates as conducted at the time of termination of the Executive’s employment by the Company, in the geographic locations where the Company or its Affiliates does business; provided, however, the Executive may have investments in publicly-owned companies which investments do not constitute more than 5% of the voting securities of any such company.

(c)	Non-Solicitation of Customers. During the Term and during the applicable Non-Competition Period, the Executive agrees that the Executive will not, directly or indirectly, solicit any customer of the Company or its Affiliates with whom the Executive conducted business during the Term either to purchase products or services that are competitive to the products and services then sold by the Company (customer defined as any person or entity for which the Company has performed services or sold goods during the Term) or to reduce or cease business with the Company or its Affiliates.

(d)	Non-Solicitation of Employees. During the Term and during the applicable Non-Competition Period, the Executive agrees that the Executive will not, directly or indirectly, hire or induce or solicit any current employee of the Company or any Affiliate or any person who was an employee of the Company or any Affiliate during the final 12 months of the Executive’s employment to terminate the employee’s employment with the Company or to work for the Executive or the Executive’s employer.

(e)	Non-Disparagement. During the Term and for five years after termination (for any reason) of the Executive’s employment, the Executive agrees to refrain from criticizing, denigrating or speaking adversely of the Company and its Affiliates and their respective operations and their respective executives, and disclosing negative information about the Company or its Affiliates and their respective operations and respective executives, management, directors, except as required by law. During such same five-year period, the Company agrees to instruct its senior management and the senior management of its Affiliates to refrain from criticizing, denigrating or speaking adversely of the Executive, and disclosing negative information about the Executive, except as required by law.

(f)	Reasonableness of Scope. The Executive represents and agrees that the geographic scope of the restrictive covenants are necessary and reasonable in light of the scope of the Company’s and its Affiliates’ business. The Executive further represents and agrees that the time periods of the restrictive covenants set forth in this Agreement are reasonable given the value of the good will, customer relationships, Confidential Information and other tangible and intangible assets. If one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.
10.	Discoveries and Inventions
(a)	Assignment of Work Product to the Company. The Executive assigns and agrees to assign to the Company, without additional compensation, all the Executive’s right, title, and interest in and to any and all Work Product and any related or associated intellectual property. For clarity, Work Product does not have to be subject to or eligible for federal or state patent, copyright or trademark protection to be subject to this provision. If any such Work Product is created wholly or in part by the Executive during the Executive’s hours of actual work for the Company, or with the aid of the Company’s materials, equipment, or personnel, or at the premises of the Company, or resulted from or in any way were derived or generated by performance of the Executives duties under this Agreement, or is in any way related to or derived from the services or products the Company or its Affiliates produces or offers, then such creation shall be deemed conclusively to have occurred in the course of the Executive’s employment. It is recognized that the Executive will perform the duties assigned to the Executive at times other than the Executive’s actual working hours and the Company’s rights hereunder shall not be diminished because the Work Product was created at such other time.

(b)	Cooperation; Grant of License. The Executive agrees to perform all acts necessary or reasonably requested by the Company to enable the Company to learn of, understand, protect, obtain and enforce patent or copyright rights to the Work Product, including but not limited to, making full and immediate disclosure and description to the Company of the Work Product, and assisting in preparation and execution of documents required to transfer and convey the Work Product and to convey to the Company patent, copyright or any other intellectual property protection in the United States and any foreign jurisdiction. In the event the Company is unable to secure the signature of the Executive to any document required to file, prosecute, register or memorialize the assignment of any patent copyright maskwork, the Executive irrevocably appoints the Chief Executive Officer of the Company as the Executive’s agent and attorney in fact to act for and on behalf of and instead of the Executive to take such actions needed to enforce and obtain the Company’s rights hereunder. To the extent any of the Executive’s rights, title or interest to the Work Product can not be assigned to the Company, the Executive grants and will grant an exclusive, world wide, transferable, irrevocable, royalty-license (with rights to sublicense without consent of the Executive) to the Company to exploit fully such Work Product. These obligations shall continue beyond the termination of this Agreement and shall be binding upon the Executive’s assigns, executors, administrators and other legal representatives.
11.	Injunctive Relief
The Executive acknowledges that the provisions of Sections 8, 9 and 10 are necessary for the protection of the Company. The Company and its affiliates would be irreparably damaged in the event any of the restrictions contained in Sections 8, 9 or 10 were not performed in accordance with their specific terms or were to be otherwise breached. Therefore, the Company shall be entitled to temporary restraining orders and temporary and permanent injunction or injunctions to specifically enforce the restrictions in Sections 8, 9 or 10 in any court, without the necessity of proving actual damages or posting a bond of any type or size, in addition to any other remedy to which the Company may be entitled, at law or in equity, all of which shall be cumulative and not exclusive. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, nor shall any whole or partial exercise of any such right power or privilege preclude any other or further exercise thereof.

12.	Arbitration
(a)	Subject to Section 12(b), any dispute, controversy or claim between the Executive and the Company arising out of or relating to this Agreement or the Executive’s employment with the Company will be finally settled by arbitration in Midland, Texas before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association (“AAA”). The arbitration award shall be final and binding on both parties.

(b)	Any arbitration conducted under this Section 12 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege or other valid objection and, if the information so requested is proprietary or subject to a third party confidentiality restriction, the arbitrator shall enter an order providing that such material will be subject to a confidentiality agreement), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

(c)	Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.

(d)	Notwithstanding Section 12(a), an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.

(e)	By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(f)	Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

13.	Miscellaneous
(a)	Notification of Restrictions to Third Parties. The Executive agrees that during any period in which Sections 9(b), (c) or (d) of this Agreement are in effect, if any, the Company may notify any person or entity employing or contracting with the Executive or evidencing any intention of employing or contracting with the Executive of the existence and provisions of this Agreement. After termination of the Executive’s employment and during any period in which Sections 9(b), (c) or (d) of this Agreement are in effect, if any, if the Executive enters into an employment consulting, or independent contractor relationship with any third party which is in any way competitive with the Company, the Executive agrees to provide the Company with written notice of the Executive’s job responsibilities within five business days of the Executive’s acceptance of such employment or other relationship (the “Employment Notice”). The Employment Notice shall include (1) a description of the duties and responsibilities of the proposed position, (2) identity of the employer(s) or contracting entity, and (3) the territory in which the Executive will be providing services. If the Executive fails to provide the required Employment Notice, the Parties acknowledge and agree that the Company is entitled to presume that the Executive’s employment or relationship violates the terms of this Agreement, and the Company will be authorized by this Agreement to seek immediate injunctive relief as outlined in this Agreement.

(b)	Severability. If any covenant or provision herein is finally adjudicated to be void or unenforceable in whole or in part, it shall be reformed, or if reformation is not possible, deleted from the remaining Agreement and shall not affect or impair the validity of any other covenant or provision of this Agreement. The Executive hereby agrees that all restrictions in this Agreement are reasonable and valid.

(c)	Entire Agreement. This Agreement contains all of the terms, conditions and agreements of the Parties with respect to the Executive’s employment by the Company and cancels and supersedes all prior agreements and understandings between the Parties relating to the Company’s employment and compensation of the Executive for any period and in any capacity whatsoever. No executive or other representative of the Company has any authority to make any representation or promise to the Executive not specifically contained in this Agreement, and the Executive expressly acknowledges and agrees that he has not executed this Agreement in reliance upon such representation or promise.

(d)	Withholding and other Deductions. The Company shall have the right to deduct from the Base Salary, other compensation payable to the Executive, and any other payments, including severance payments, that the Company may make to the Executive pursuant to the terms hereof, social security taxes and all federal, state, and municipal taxes and charges as may now be in effect or which may hereafter be enacted or required under applicable law as charges on the compensation of the Executive. Subject to applicable law, the Executive further agrees that the Company may deduct from the Base Salary or other compensation or payments to the Executive to satisfy any outstanding financial obligations or debts owed to the Company, and to satisfy any losses resulting from any unlawful activities of the Executive. Subject to applicable law, the Company may also deduct any money advanced to the Executive as an expense advance from the Executive’s salary or other compensation. In the event the

Executive’s wages are garnished by any court of competent jurisdiction, the Executive consents to the Company’s compliance with such order and agrees to reimburse the Company for all costs incurred in complying therewith.

(e)	Headings; Interpretation. The section headings hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (i) all references to days, months or years shall be deemed references to calendar days, months or years or (ii) any reference to a “Section” shall be deemed to refer to a section of this Agreement.

(f)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, first class postage prepaid or delivered by overnight messenger service, to the Executive at his last known home address, and to the Company addressed to the Secretary of the Company at _________________ (delivery of such copy being a necessary requirement for the notice, request, demand or communication to be effective) or to such other address as the addressee hereunder may designate.

(g)	Modification; Waiver. No modification, amendment or waiver of this Agreement shall be binding upon the Company unless executed in writing on behalf of the Company by a person designated by the Board to sign such modification, amendment or waiver. A waiver by any Party of any breach of this Agreement shall not constitute a waiver of future reoccurrences of such breach, or other breaches. A waiver by any Party of any terms, conditions, rights or obligations under this Agreement shall not constitute a waiver of such term, condition, rights or obligation in the future. No delay or omission by a Party to exercise any right, power or remedy shall impair or waive any such right, power or remedy, or be construed as a waiver of any default. No whole or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof.

(h)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, but shall not be assignable by the Executive. The Company may, without the Executive’s consent, assign this Agreement to any of its affiliates or to a purchaser, or any of its affiliates, of the stock or assets of the Company. Dawson Geophysical Company shall be a third party beneficiary of this Agreement.

(i)	Applicable Law; Venue. THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN CONFORMITY WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. UNLESS PROVIDED OTHERWISE BY THE MANDATORY VENUE PROVISIONS OF THE STATE OF TEXAS, VENUE OF ANY LEGAL ACTION ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE IN MIDLAND COUNTY, TEXAS.

(j)	Section 409A.

(i) This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement to the contrary, the Parties agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Code Section 409A(a)(2)(B) shall not be paid or commence until a date following six months after the Executive’s termination date, or if earlier, the Executive’s death.

(ii) Each payment under this Agreement is intended to be (i) excepted from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treasury Regulation § 1.409A-3(i)(1)(v), and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(k)	Survival of Obligations. The Parties expressly agree the provisions of Sections 7 through 13 shall survive the termination of this Agreement.

(l)	Knowledge and Legal Representation. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, HAS CONSULTED WITH AN ATTORNEY OF THE EXECUTIVE’S CHOOSING TO THE EXTENT THE EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

(m)	Counterparts. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if the Parties had originally executed the same document, and all counterparts shall be construed together and shall constitute the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the Parties have hereunto executed this Agreement on the dates indicated below.

THE EXECUTIVE:

Name:

COMPANY:

[ ]

By:
Name:
Title: